Exhibit 4.8

EXECUTION VERSION

Supplemental Indenture

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 22, 2016, among LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation (the “Issuer”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustee an Indenture dated as of December 1, 2014 (as amended, supplemented or otherwise modified as of the date hereof, the “Indenture”; capitalized terms used but not defined herein having the meanings assigned thereto in the Indenture), providing for the issuance of the Issuer’s 5.750% Senior Notes due 2022;

WHEREAS, Section 902 of the Indenture permits the Issuer and the Trustee to enter into a supplemental indenture with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities;

WHEREAS, the Issuer and Level 3 Financing, Inc. have solicited and received consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated November 10, 2016 from Holders representing not less than a majority in principal amount of the Outstanding Securities (calculated as provided in the Indenture) to the amendments contemplated hereby;

WHEREAS pursuant to Section 902 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Issuer have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.                                     Amendments to Indenture.

(a)                                 Section 101 of the Indenture is hereby amended to add the following defined term thereto:

“CenturyLink” means CenturyLink, Inc., a Louisiana corporation.

“CenturyLink Acquisition” means the acquisition of Parent by CenturyLink pursuant to the CenturyLink Merger Agreement, including without limitation the Merger (as defined in the CenturyLink Merger Agreement) and the Subsequent Merger (as defined in the CenturyLink Merger Agreement).

“CenturyLink Merger Agreement” means the Agreement and Plan of Merger, dated as of October 31, 2016 among CenturyLink, Wildcat Merger Sub 1 LLC, WWG Merger Sub LLC and Parent, as such agreement may be amended, amended and restated or otherwise modified from time to time.

“Level 3” means Level 3 Communications, Inc., a Delaware corporation.

(b)                                Section 1009(d) of the Indenture is hereby amended to add the following text to the end thereof:

“Notwithstanding the foregoing, the CenturyLink Acquisition shall not constitute a Change of Control; provided, that upon consummation of the CenturyLink Acquisition the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the following sentence is true and correct in all material respects as of such date:

Level 3 has not incurred any incremental indebtedness or guaranteed or pledged any of its assets to secure any indebtedness of CenturyLink to finance the CenturyLink Acquisition.”

2.                                     No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Supplemental Indenture, the Indenture or the Securities shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein and therein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture, the Indenture or the Securities at law, in equity, by statute or otherwise.

3.                                     Modification.  No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by the Issuer therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Issuer in any case shall entitle the Issuer to any other or further notice or demand in the same, similar or other circumstances.

4.                                     Opinion of Counsel.  Concurrently with the execution and delivery of this Supplemental Indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel in accordance with Sections 102 and 903 and to the effect that this Supplemental Indenture has been duly authorized, executed and delivered by the Issuer and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, this Supplemental Indenture is a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms.

5.                                     Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental

Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

6.                                     Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.                                     Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8.                                     Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

9.                                     Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Issuer, and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ John M. Ryan
Name: John M. Ryan
Title: EVP

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
Name: Teresa Petta
Title: Vice President